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                                                                    EXHIBIT 10.7
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                              EMPLOYMENT AGREEMENT


                                     between


                       GREYSTONE TECHNOLOGY, INCORPORATED


                            a California corporation


                                    (Company)


                                       and


                                RICHARD A. SMITH


                                   (Executive)


                             Dated: August 16, 1997


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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of August 16, 1997, by and between GREYSTONE TECHNOLOGY, INCORPORATED, a California corporation (the "Company") and RICHARD A. SMITH ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as each or any "Party".

                                    RECITALS:

        A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

        B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                   AGREEMENT:

        In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.   Employment.

     1.1 The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

     1.2 Executive shall be the President and Chief Executive Officer of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company may from time to time prescribe.

     1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company; provided, however, that at all times during his employment Executive shall be subject to the direction and policies from time to time established by the Board of Directors of the Company.

     1.4 Unless the Parties otherwise agree in writing, during the employment term, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located at 4950 Murphy Canyon Rd., San Diego, California 92123, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business. The Company also authorizes Executive to have a home office as may be required by the Company and Executive to accomplish the duties placed on Executive by the Board of Directors; provided, however, the Company shall not be obligated for any expenses related to such home office unless specifically approved by the Company.

2.   Loyal and Conscientious Performance; Noncompetition.

     2.1 During his employment by the Company, Executive shall devote his full energies, interest, abilities and productive time to the proper and efficient performance of this Agreement and shall not,


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without the prior written consent of the Board of Directors of the Company, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity, whether for compensation or otherwise, which is competitive with or adverse to the Company's business or welfare, whether alone, as a partner, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in a similar representative capacity; provided, however, this Section 2.1 shall not prohibit Executive from purchasing or holding an aggregate equity interest of up to 5% in any other company.

     2.2 During his employment by the Company, Executive shall use professional conduct conforming to the applicable standards of his occupation.

3.   Term of Employment.

     3.1 Subject to earlier termination as provided in this Agreement, Executive shall be employed for a three (3) year term beginning upon the effective date hereof. After the expiration of such term, this Agreement shall continue for an additional two (2) years in accordance with this Agreement in the absence of written notice to the contrary from either Party to the other.

4.   Compensation of Executive.

     4.1 During each fiscal year during the term of this Agreement, the Company shall pay Executive a salary in accordance with the provisions herein. Commencing upon the date hereof, the Company shall pay Executive a salary of $250,000.00 per year, payable semi-monthly on the first and sixteenth day, of each month (the "Base Salary"), prorated for any partial employment on the basis of a 365-day fiscal year; provided, however, the Company shall accrue and defer the difference between $190,000 and such Base Salary until November 16, 1997, unless otherwise extended by mutual written agreement. In addition to the Base Salary, Executive shall be entitled to a bonus of five percent (5%) of pre-tax earnings of the Company, provided the pre-tax earnings exceed $500,000 after the bonus expense is charged against earnings, with a cap that the annual bonus shall not exceed five hundred percent (500%) of the Base Salary of Executive in the year of determination.

     4.2 Executive's compensation may be changed from time to time by mutual agreement of Executive and the Board of Directors of the Company. Any such agreement shall be evidenced by a written amendment of this Agreement, which, among other things, shall specify with particularity any change in Executive's compensation and the date or dates when each such change shall become effective.

     4.3 Executive's performance shall be reviewed by the Board of Directors of the Company on a periodic basis (but not less than once in each fiscal year during the term of this Agreement) and the Board of Directors shall award such bonuses to Executive as shall be appropriate or desirable based on Executive's performance.

     4.4 All of Executive's compensation shall be subject to withholding taxes and any other employment taxes which are required by law to be collected or withheld by the Company.

     4.5 In addition to the stock options granted to Executive prior to the date hereof, Executive shall receive options for 250,000 shares with an exercise price of $4.95 per share, which options shall vest thirty-three and 1/3 percent (33 1/3%) per year commencing upon the expiration of the first anniversary of this Agreement, with the options for the aggregate of the 250,000 shares being fully vested upon the expiration of three (3) years from the date hereof. All such options shall automatically vest in the event the Company terminates the employment of Executive other than for cause (as defined in Section 8.2 below).


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5.   Other Benefits.

     5.1 Executive shall be eligible to participate in and be covered by any pension and profit sharing, group term life insurance, accident insurance, health insurance, hospitalization, dental insurance, group disability, medical reimbursement or other plan(s) maintained from time to time by the Company for its employees.

     5.2 During each fiscal year of the term of this Agreement, Executive shall be entitled to vacations not to exceed the greater of that which is provided in the Company's Standard Policies and Procedures or fifteen (15) working days in each such fiscal year at full salary. It is understood that all vacations shall be taken during the year earned, or may be accrued and taken during the next successive year. Executive agrees that such vacation shall be taken only at such times as the Company shall from time to time determine. Executive shall be entitled to a reasonable time off, also at full salary, for sickness or matters of personal emergency up to a maximum permitted by the Company's Standard Policies and Procedures. Executive shall also be entitled to all health benefits, insurance, and other similar benefits in accordance with the Company's Standard Policies and Procedures.

     5.3 The Company shall pay on Executive's behalf, or reimburse Executive for, expenses incurred in connection with his employment, including any professional license fees, dues and professional journals, and shall reimburse Executive for reasonable tax preparation charges and estate tax planning legal fees. Executive agrees to submit receipts and other documentation to support the above expenses as a condition of reimbursement therefor.

     5.4 The Company shall provide to Executive an automobile allowance of $1,500 per month. Executive shall be responsible for all expenses of operating the vehicle, including without limitation, gasoline, maintenance, repairs, insurance, and all applicable federal and state income taxes.

6.   Restoration of Disallowed Expenses.

     6.1 If the Internal Revenue Service finally disallows (including any disallowance to which the Company voluntarily accedes), in whole or in part, as a deductible expense for federal income tax purposes, any payment of salary, bonus or other compensation, or any reimbursement of expense to Executive, Executive shall reimburse the Company to the full extent of such disallowance by payment to the Company of an amount equal to such disallowed amount within twelve (12) months after such disallowance. Nothing in this Section 6.1 is intended to suggest the likelihood of such a disallowance or that any compensation specified hereunder is unreasonable.

7.   Indemnification by the Company.

     7.1 The Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorneys' fees, judgments, fines, settlements and other amounts actually and necessarily incurred in connection with any proceeding arising by reason of Executive's employment by the Company. The Company shall also advance to Executive any expenses incurred in defending any such proceeding to the maximum extent permitted by law.


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8.   Termination.

     8.1 Executive may voluntarily terminate this Agreement without cause by giving not less than fourteen (14) days written notice to the Company. Any such notice shall specify the exact date of termination (the "Termination Date"). If Executive's employment under this Agreement is terminated by Executive without cause before the last day of any fiscal year, Executive shall be entitled to receive as compensation for such fiscal year only the Base Salary set forth in
Section 4.1 prorated to the date of termination on the basis of a 365-day year.

     8.2 The Company may terminate this Agreement for cause by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. If Executive's employment under this Agreement is terminated by the Company for cause, Executive shall be entitled to receive as compensation for such fiscal year only the Base Salary set forth in Section 4.1 up to the date of termination on the basis of a 365-day year. Grounds for the Company to terminate this Agreement "for cause" shall be the occurrence of any of the following events:

     8.2.1 Executive's failure or refusal to perform at the usual manner and the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the Board of Directors of the Company which has caused a material and demonstrable decline in the value of the Company proximately caused by Executive's failure or refusal to perform such duties;

     8.2.2 Executive's performance of any action when specifically instructed not to do so by the Board of Directors of the Company that has caused injury, monetary or otherwise, to the Company;

     8.2.3 Executive's gross negligence in the performance of his duties under this Agreement;

     8.2.4 Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any provision of Section 2.1;

     8.2.5 Executive's commission of any fraud against the Company or use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board of Directors of the Company to be so used or appropriated which is of a material amount; or

     8.2.6 Executive's conviction of any felony involving moral turpitude.

Any notice of termination given pursuant to this Section 8.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered.

     8.3 This Agreement shall terminate without notice upon the date of Executive's death or the date when Executive becomes "completely disabled" as that term is defined in Section 10.2; provided, however, the provisions of
Section 10 shall survive such termination.

     8.4 If this Agreement is terminated pursuant to Sections 8.1 or 8.2, the Board of Directors of the company may, in its sole discretion and subject to its other obligations under this Agreement, relieve


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Executive of his duties under this Agreement and assign Executive other duties and responsibilities to be performed until the termination becomes effective.

9.   Constructive Termination.

     9.1 If the Company:

     (i) terminates the employment of Executive other than for cause (as defined in Section 8.2) or because of the death of Executive or if Executive becomes "completely disabled" (as defined in Section 10.2),

     (ii) demotes Executive to a lesser position than as provided in Section
     1.2,

     (iii) decreases Executive's Base Salary below the level provided in Section
     4.1 or reduces the employee benefits and perquisites below the levels provided in Section 5 (other than as a result of any amendment or termination of any employee and/or group or senior executive benefit plan, which amendment or termination is applicable to all executives of the Company), or

     (iv) following a "Change of Control of the Company" (as defined in Section 9.8), does not agree to extend this Agreement and as a result it terminates prior to a date that is 3 years following the date of the Change of Control of the Company, then such action by the Company, unless consented to in writing by Executive, shall be deemed to be a constructive termination by the Company of Executive's employment ("Constructive Termination").

     9.2 Notwithstanding Section 9.1, a Constructive Termination shall not occur unless, within sixty (60) days of learning of the action described herein as the basis for a Constructive Termination, Executive shall advise the Company in writing that he intends to terminate his employment pursuant to this Section 9.1, and the Company does not, within ten (10) days of receipt of such written notice, correct such action and provide Executive with a written notice of such correction.

     9.3 In the event of a Constructive Termination other than a Constructive Termination following a Change in Control of the Company, Executive shall be entitled to receive, from the date of Constructive Termination, his Base Salary (as provided in Section 4.1) in an amount equivalent to Executive's Base Sale for the thirty-six (36) months immediately prior to the date of the Constructive Termination payable within thirty (30) days of the date of the Constructive Termination.

     9.4 In the event of a Constructive Termination following a Change of Control of the Company, Executive shall be entitled to a payment within thirty
(30) days of the date of Constructive Termination in an aggregate amount equal to the sum of the following (the "Termination Payment") --

     (i) an amount equivalent to 299% of Executive's Base Salary for the twelve
     (12) months immediately prior to the date of Constructive Termination;

     (ii) an amount equivalent to 299% of the greater of (i) the bonuses received by Executive during the twelve (12) months immediately prior to the date of Constructive Termination or (ii) the average of the annual bonuses received by Executive in respect of employment during the 2-year period preceding the year in which the Change of Control occurred; and


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        (iii) an amount in cash (payable within 10 days after the date of
        Constructive Termination) equal to the present value (calculated at a discount rate of 10%) of the incremental retirement benefits (including, without limitation, any pension, retiree life or retiree medical benefits) that would have been payable or available to Executive under any qualified plan, or under any other supplemental retirement, life or medical plan or arrangement, regardless of whether qualified, that is maintained by the Company and is based on the age and service Executive would have attained or completed had Executive continued as an employee of the Company for an additional two (2) years.

     9.5 The provisions of Section 9.4 with respect to the timing and amounts of payments to be made in the event of a Constructive Termination following a Change of Control of the Company shall be controlling over any contrary or inconsistent provisions contained in any employee and/or group or senior executive benefit plans and programs of the Company. In the event of the death of Executive, the amounts set forth in Section 9.3 or Section 9.4 shall continue to be owing and shall be paid to the estate of Executive.

     9.6 In the event that Executive becomes entitled to the Termination Payment, if any of the Termination Payment will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Termination Payment and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Termination Payment. For purposes of determining whether any of the Termination Payment will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Executive in connection with the Change in Control of the Company or the Constructive Termination of Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, (ii) the amount of the Termination Payment which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Termination Payment or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) after applying clause (i) above, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Constructive Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Constructive Termination of Executive's employment, Executive shall repay to the Company at the time that amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Constructive Termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company


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shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

     9.7 In the event of a Constructive Termination described in Section 9.3 or
Section 9.4, unless otherwise indicated, all other rights and benefits Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs.

     9.8 Change in Control. For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if (i) any "person", or persons acting as a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, but excluding any Company employee stock ownership plan and any person that was a stockholder of the Company as of the date of this Agreement), (a) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, or (b) acquires or obtains the power, whether through share ownership, contract, proxy, voting agreement or otherwise, to manage or direct the operations of the Company, or (ii) the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets of the Company.

10.  Death or Disability During Term of Employment.

     10.1 Upon termination of Executive's employment pursuant to Section 8.3, Executive or his estate or personal representative, as the case may be, shall be entitled to receive Executive's Base Salary set forth in Section 4.1 for a period of twelve (12) months following the date of death or the date when Executive becomes completely disabled.

     10.2 The term "completely disabled" as used in this Agreement shall mean the inability of Executive to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term "completely disabled" shall mean the inability of Executive to perform his duties under this Agreement by reason of any incapacity, physical or mental, which the Board of Directors of the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board of Directors of the Company, determines to have incapacitated Executive from satisfactorily performing all of his usual services for the Company during the foreseeable future. Based upon such medical advice or opinion, the action of the Board of Directors of the Company shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement.

11.  Duties on Termination; Confidential Information.

     11.1 Upon termination of this Agreement, Executive shall promptly deliver to the Company all equipment, notebooks, documents, memoranda, reports, files, books, correspondence, lists or other written or graphic records, and the like, relating to the Company's business, which are or have been in Executive's possession or under his control.

     11.2 Executive shall not disclose or use at any time, except as necessary to perform his duties under this Agreement, either during or subsequent to his employment, any secret or confidential information or knowledge obtained by Executive while employed by the Company from either the Company, its other employees or its customers.


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     11.3 Executive agrees that he will promptly and fully inform and disclose to the Company from time to time all inventions, designs, improvements and discoveries which he now has, or may hereafter have, during the term of this Agreement which pertain or relate to the business of the Company or to any experimental work carried on by the Company, whether conceived by the Executive alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of the Company. Executive shall assist the Company in obtaining patents on all such inventions, designs, improvements and discoveries deemed patentable by the company and shall execute all documents and do all things necessary to obtain such patents, vest the Company with full and exclusive title thereto and protect the same against infringement by others.

12.  Assignment and Binding Effect.

     12.1 This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, administrators and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

13.  Notices.

     13.1 All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

     (i)  If to the Company:

          Board of Directors
          GreyStone Technology, Incorporated
          4950 Murphy Canyon Road
          San Diego, California 92123

     (ii) If to Executive:

          Richard A. Smith
          4150 Palisades Road
          San Diego, California  92116

Any such written notice shall be deemed received when personally delivered or two (2) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

14.  Choice of Law.

     14.1 This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.


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15.  Integration.

     15.1 This Agreement (contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

16.  Waiver.

     16.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

17.  Severability.

     17.1 If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of the Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

18.  Interpretation; Construction.

     18.1 The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has had the opportunity to consult with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had the opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

19.  Representations and Warranties.

     19.1 Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between Executive and any other person or entity.

20.  Attorneys' Fees.

     20.1 If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the court.

21.  Arbitration.


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     21.1 Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, or arising out of or relating to the rights, duties or obligations of the Company or of Executive shall be settled by arbitration conducted in San Diego, California in accordance with, and by an arbitrator appointed pursuant to, the Rules of the American Arbitration Association in effect at the time, and a judgment upon the award rendered pursuant thereto may be entered in any court having jurisdiction, and all rights or remedies of the Company and of the Executive to the contrary are hereby expressly waived. Prior arbitration pursuant to the provisions of this section, and an award pursuant thereto, shall be a condition precedent to the bringing of any action, suit or proceeding by Executive for any form of relief against the Company or any of its shareholders, directors or officers subject to this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                             THE COMPANY:

                             GREYSTONE TECHNOLOGY, INCORPORATED
                             a California corporation


                             By:
                                ------------------------------------------------
                                           Thomas D. Aldern,
                                           Director and Vice President


                             EXECUTIVE:


                             ----------------------------------
                             RICHARD A. SMITH


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